EXHIBIT 99.1

Press Release

Contact:

David A. Remijas, President
Park Bancorp, Inc.
Park Federal Savings Bank
5400 S. Pulaski Road
Chicago, IL 60632

(773)-884-5558

Victor E. Caputo named Treasurer and CFO

Park Bancorp, Inc., and its wholly owned subsidiary, Park Federal Savings Bank, announce the hiring of Victor E. Caputo, age 64, as Treasurer and Chief Financial Officer, effective November 24, 2008.

David A. Remijas, President and CEO of Park Bancorp, Inc., welcomed Mr. Caputo to the Company, noting that, “Mr. Caputo’s extensive experience in bank management and public accounting will be reflected in an immediate contribution to professional management of the financial operations of the holding company and the bank”.

Mr. Caputo comes to Park Bancorp, Inc. from the position of President and Chief Executive Officer of All American Bank in Illinois since 2006.  Prior to 2006, Mr. Caputo served as the Executive Vice-President and Chief Operating Officer of Diamond Bank, FSB (formerly North Federal Savings Bank) from 1998 to 2006.

In his 35 year career in the savings bank and banking industry, Mr. Caputo has been employed in a number of financial and operational positions.  He is currently a Certified Public Accountant, and has worked with Park Federal Savings Bank’s regulators at the Office of Thrift Supervision and Federal Deposit Insurance Corporation in prior employment.

“We look forward to having Mr. Caputo’s input on operations, compliance, fiscal management and financial planning.  We are excited to have a financial officer with his depth of experience join the management team at the bank”, said President Remijas.

Mr. Caputo will have a base compensation of $132,000 per year.  No agreements for awards, bonuses or plan participation other than normal benefits offered to all employees have been discussed or promised.  Mr. Caputo’s qualification for any additional compensation will be based on performance and approved by the Board of Directors of the Company in the future, if applicable.